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                                                                    EXHIBIT 99.1

                       ETOYS EXPECTS LOWER THAN ESTIMATED
                     FISCAL THIRD QUARTER OPERATING RESULTS

LOS ANGELES, December 15, 2000 -- As a result of weaker-than-expected holiday sales, eToys Inc. (NASDAQ: ETYS) today announced that it expects to report operating results for its fiscal third quarter ending December 31 that are lower than the estimates the company provided on October 30 of this year.

Specifically, the company's new estimates for its consolidated results of operations for the current quarter include the following:

          - Net sales are expected to be between $120 million and $130 million, rather than the $210 million to $240 million previously estimated. This compares with net sales of $106.8 million during the quarter ended December 31, 1999.

          - Gross margin is expected to be between 21 percent and 23 percent, rather than the 22 percent to 24 percent previously estimated. This compares with a gross margin of 19 percent of revenue during the quarter ended December 31, 1999.

          - Operating losses are expected to be between 55 percent and 65 percent of revenue, rather than the 22 percent to 28 percent of revenue previously estimated (in each case excluding non-cash charges for deferred compensation and goodwill amortization and non-cash charges attributable to preferred stock). This compares with operating losses of 59 percent of revenue during the quarter ended December 31, 1999 (excluding non-cash charges for deferred compensation and goodwill amortization and non-cash charges attributable to preferred stock).

          - Cash and cash equivalents at December 31 are expected to be between $50 million and $60 million, rather than the $100 million to $120 million previously estimated. This compares with a cash and cash equivalents balance of $111.4 million at September 30, 2000.

The company said it believed its revenue shortfall this quarter was in large part attributable to a harsh retail climate driven by concerns over the economy, the current disfavor of Internet retailing, and a consumer population meaningfully distracted by the presidential election and its aftermath.

"We are disappointed that sales have not materialized to the degree we had expected, but we point to the fact that the company is expected to show between 12 percent and 22 percent growth in revenue versus the same quarter last year and that we are serving customers exceptionally well this holiday season," said Toby Lenk, eToys' president and


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CEO. "Going forward and based on current operating realities, we will take aggressive steps to reshape the company's cost structure and to best position the company for the future."

Based on its new estimates, the company anticipates that its current cash and cash equivalents, cash that may be generated from operations and borrowings under the company's revolving credit facility (to the extent of availability) will be sufficient to meet its anticipated cash needs to approximately March 31, 2001, although there can be no assurance in this regard. The company had previously estimated this date as June 30, 2001. In order to continue operations in 2001, the company will require an additional, substantial capital infusion. There can be no assurance that additional capital will be available to the company on acceptable terms, or at all. The company anticipates that, at December 31, 2000, the book value of its inventory will be between $60 million and $70 million.

The company further indicated that, as a result of its revised estimate for its cash and cash equivalent balance at December 31, it currently anticipates that it will be required to take steps to reduce its operating costs, which will include a reduction in workforce. The company expects to announce a specific plan for the workforce reduction in January 2001.

The company also announced that it has engaged Goldman, Sachs & Co. as its financial advisor to explore strategic alternatives for the company, which may include a merger, asset sale, investment in the company or another comparable transaction or a financial restructuring.

In addition, eToys stated that it is in the process of reviewing its financial projections for the fiscal year ending March 31, 2001 and periods thereafter. In light of the lower-than-expected revenue growth experienced during the current quarter, any information previously provided by the company with respect to such periods should not be relied upon. Specifically, the company no longer estimates that it will achieve profitability by its fiscal year ending March 31, 2003, or that its quarterly loss will narrow year-over-year beginning in the quarter ending December 31, 2000 and for all subsequent quarters, as previously stated.

As of December 14, 2000, eToys had converted 7,224 shares of its Series D Convertible Preferred Stock, with an aggregate stated value of $72.2 million, into 36,004,597 shares of the company's common stock, representing an average conversion rate of $2.01 per share of common stock. As of December 14, 2000, the company had an aggregate of 159,641,126 shares of common stock outstanding.

ABOUT eTOYS.COM

Based in Los Angeles, eToys Inc. (www.etoys.com; AOL Keyword: etoys) is the premier Internet retailer for children's products with an extensive selection of both nationally advertised and specialty toys, software, books, videos, music, video games, hobby


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products, party goods and baby oriented-products. By combining this extensive selection, with helpful and fun ideas and award-winning customer service, eToys offers consumers a unique one-stop source for children's products. Through its wholly owned subsidiary, BabyCenter, Inc. (www.babycenter.com; www.parentcenter.com), eToys offers Webby-award winning content and community, as well as an extensive selection of merchandise for new and expectant parents.

FORWARD-LOOKING STATEMENTS

Statements made in this document that are forward-looking involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's expectation of operating losses and negative cash flow for the foreseeable future. There can be no assurance regarding when or if the company will achieve profitability; whether the company will be able to raise additional capital when required or the amount of additional capital that will be required; whether the company will require additional capital prior to the estimated date of March 31, 2001 in order to continue its operations; whether the company will be able to consummate a strategic transaction on terms acceptable to it or at all; whether the company's proposed workforce reduction will positively impact its future results of operations; or whether the company will be able to achieve its expectations expressed herein regarding revenues, gross margins, pro forma operating loss margins and cash and cash equivalent balance as of and for the quarter ending December 31, 2000. Other risk factors include the company's limited operating history, unpredictability of operating results, seasonality, inventory risk, reliance on key vendors and distributors as well as the competitive marketplace. Other risks are set forth in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, under the heading "Business - Additional Factors That May Affect Results," in the company's quarterly report on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000 and in the company's other filings with the Securities and Exchange Commission.


Contacts:  Media:    Ken Ross, 310-998-6993, kross@etoys.com
                     Gary Gerdemann, 310-998-6823, ggerd@etoys.com

           Investor: Clem Teng, 310-998-6312, cteng@etoys.com